EXHIBIT 19.1

NATIONAL PRESTO INDUSTRIES, INC.

POLICY STATEMENT

SECURITIES TRADING BY RESTRICTED PERSONNEL

(Updated January 2025)

SUMMARY

Federal laws and policies of National Presto Industries, Inc. (the “Company”) prohibit transactions in Company stock when a person is in possession of material non-public information related to the Company.

Material information is any information that a reasonably prudent investor would consider to be important in making a decision to buy or sell a security. It certainly includes any information the public disclosure of which could be expected to affect the market price for the Company’s stock. Either positive or negative information may be material. A person possessing such information must wait at least one full business day following the announcement of material information before engaging in any market trade of Company stock, assuming at the time of the transaction the person does not have other material information that has not been made public.

Company policy also prohibits disclosure of material non-public information except on a need-to-know basis. Even if the person possessing such information is not engaging in any stock trading activity, the information may not be disclosed to others who have no need to know, including fellow employees, family members, friends and any others outside the Company. This information is owned by the Company and must be protected as such. Any questions from brokers, securities analysts or the media regarding the Company must be directed to the Chief Executive Officer, Chief Financial Officer or the Corporate Secretary.

Certain individuals, due to the nature of their positions, are assumed to have access to inside information. They are referred to as “restricted personnel” and their ability to trade is more limited than others in that their opportunity to trade is limited to proscribed dates and advance notice of their plan to trade must be provided to the Corporate Secretary or Chief Financial Officer, who must provide confirmation.

The Need for a Policy Statement

The Company’s stock is publicly traded; therefore, the Company is required to take active steps to prevent violations of insider trading laws by Company personnel. The consequences of insider trading violations can be severe. For individuals who trade on inside information or tip information to others: a civil penalty, a criminal fine and a jail term. For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading: a civil penalty and a criminal penalty. In addition, any employee, director or consultant who violates the Company’s confidential information and securities trading policy faces discipline or even termination of employment, whether or not the employee’s failure to comply results in a violation of law.

POLICY STATEMENT

If an individual has material non-public information relating to the Company (so-called “inside” information of a nature which could affect its stock price or affect an investor’s decision to buy or sell the Company’s stock), it is our policy that neither that person, nor any other person who resides in the home of that person or whose transactions may otherwise be attributable to that person, may buy or sell Company securities or engage in any other action to take advantage of, or to pass on to others, that information. Certain individuals due to the nature of their positions, are assumed to have access to inside information. Referred to as “restricted personnel”, these individuals include: (a) members of the Board of Directors of National Presto Industries, Inc., (b) all Officers of National Presto Industries, Inc., (c) full time direct reports to the Treasurer and Secretary of National Presto Industries, Inc., (d) members of the Boards of subsidiary companies that have manufacturing operations and/or product sales (such as AMTEC Corporation, Spectra Technologies, LLC, Woodlawn Manufacturing, LTD, OneEvent Technologies Inc., and Rely Innovations, Inc.) (e) all Officers of subsidiary companies and divisions thereof that have manufacturing operations and/or product sales (such as AMTEC Corporation (including Officers of its divisions (Amron and Tech Ord)), Spectra Technologies, LLC, Woodlawn Manufacturing, LTD, OneEvent Technologies, Inc., and Rely Innovations, Inc.), (f) direct reports to the President and Treasurer of AMTEC Corporation and Rely Innovations, Inc., (g) administrative assistants supporting the persons holding the Officer positions identified in (b) and (e) above, (h) the General Counsel, (i) direct reports to the General Counsel, (j) all accountants working at National Presto Industries, Inc., and subsidiary companies and divisions thereof that have manufacturing operations and/or product sales (such as AMTEC Corporation (including its divisions (Amron and Tech Ord)) Spectra Technologies, LLC, Woodlawn Manufacturing, LTD., OneEvent Technologies, Inc., and Rely Innovations, Inc.), and (k) any other position or person (including independent contractors) designated in writing by any individual holding any of the positions identified in (a)-(j) above. To avoid even the appearance of impropriety, restricted personnel may trade only when they possess no material nonpublic information, a trading window is open and even then, as described in more detail below, only after they have submitted a pre-trade clearance form to the Company Secretary or Chief Financial Officer in advance and have received confirmation.

This policy also applies to information relating to any other entity, including our customers or suppliers, obtained in the course of the individual’s employment or other relationship with the Company. Transactions that on the surface may be necessary for independent reasons (such as the need to sell Company stock for money in an emergency situation) are no exception.

Material Information. Material information is any information that a reasonable investor would consider important in a decision to buy, hold or sell stock. In short, any information the public disclosure of which could reasonably be expected to affect the price of the stock is deemed to be material. Either positive or negative information may be material.

Disclosing Information To Others. Whether the information is proprietary information about the Company or one of its suppliers or customers, or information that could have an impact on the price of Company’s or its supplier’s or customer’s stock, Company personnel must not pass the information on to others. The above penalties apply whether or not the individual derives any benefit from another’s actions. In order to prevent unintentional disclosure, all inquiries and requests for information regarding the Company or the Company’s suppliers or customers (e.g., from the media, stockbrokers or securities analysts) must be referred to the Chief Executive Officer, Chief Financial Officer or the Corporate Secretary.

When Information Is Public. Because Company shareholders and the investing public should be afforded the time to receive the information and act upon it, employees and directors must not engage in any transactions until at least one full business day after the information has been released.

Trading Window. The window period starts one business day following the filing of a Form 10-K or 10-Q and ends on the last trading day of the calendar month during which the filing was made.

Pre-trade Clearance. Prior to making any Presto stock transaction (401K transactions, stock option grants or exercises, acquisitions, dispositions, transfers, etc.), restricted personnel must notify the Corporate Secretary or Chief Financial Officer of the proposed transaction by submitting the Pre-Trade Notification Form, as updated from time to time by the Company, and await the Secretary’s or CFO’s confirmation.

Notwithstanding the foregoing, even if confirmation is received, restricted personnel are still prohibited from effectuating the transaction if they possess material non-public information or would violate any other provision of this policy or any applicable securities law or regulation. To the extent individuals are uncertain as to whether their knowledge would be deemed material non-public information, they are encouraged to consult with outside counsel. Failure to receive confirmation at all or on a timely basis shall not give rise to any claims against the Company or the Corporate Secretary or Chief Financial Officer.

Exception for 10b5-1 Trading Plans

As a limited exception to the prohibition against insider trading, Securities & Exchange Regulations (and thus the Company policy) permits restricted personnel to trade in Company securities regardless of their awareness of material inside information if the trade is made according to a pre-arranged trading plan that was entered into when the person was not in possession of material inside information. Company policy requires such trading plans to be written and to specify the amount of, date on and price at which the securities are to be traded, or to establish a formula for determining such items. Trading plans must be submitted in writing to the Corporate Secretary or Chief Financial Officer for approval before adoption or amendment.

Additional Transactions

1.         Trading in Company securities on a short-term basis. Any Company stock purchased in the open market by restricted personnel must be held for a minimum of six months (Note that the SEC’s short-swing profit rule prevents certain individuals from selling Company stock within six months of purchase)

2.         Purchases on margin or short sales. Although Presto stock is marginable because it is listed on the New York Stock Exchange, restricted personnel are not permitted, under Company policy, to “margin” Presto stock, whether for the purchase of Presto stock or any other securities. Restricted personnel are also prohibited from “selling short” Presto stock (a “short sale” is a sale of shares which the seller does not own but expects to purchase in the future at a lower price).

3.         Buying or selling puts or calls on Presto securities. Restricted personnel are prohibited from buying and selling “puts” and “calls” on Presto securities.

Post-Termination Transactions

Restricted personnel in possession of material nonpublic information when their employment terminates, may not trade in Company securities until that information is public or is no longer material.

Company Assistance

Any person who has any questions about this Policy Statement or questions about specific transactions should contact the Corporate Secretary. The ultimate responsibility for adhering to the Policy Statement and complying with all applicable laws, rests with the individual. Thus, it is imperative to use good judgment.

Certification

The undersigned hereby certifies that he or she has read and understands, and agrees to comply with, and since the date this policy became effective or such shorter period of time that he or she has been an employee, director or agent of the Company has complied with this Policy Statement on Confidential Information and Securities Trading by restricted personnel, a copy of which was retained by the undersigned.

Date:________________Signature:____________________________Name:___________________________